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Exhibit 99.1

WASHINGTON GROUP INTERNATIONAL, INC.
A Delaware Corporation

CONSOLIDATED BALANCE SHEET
As of February 1, 2002

WASHINGTON GROUP INTERNATIONAL, INC.
Consolidated Balance Sheet
as of February 1, 2002

TABLE OF CONTENTS

Independent Auditors' Report	1
Consolidated Balance Sheet	2
Notes to Consolidated Balance Sheet	4

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Washington Group International, Inc.

        We have audited the accompanying consolidated balance sheet of Washington Group International, Inc. and its subsidiaries (the "Corporation") as of February 1, 2002. This financial statement is the responsibility of the Corporation's management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

        As discussed in Note 4 to the balance sheet, on December 21, 2001, the Bankruptcy Court entered an order confirming the Plan of Reorganization which became effective after the close of business on January 25, 2002. Accordingly, the accompanying consolidated balance sheet has been prepared in conformity with AICPA Statement of Position 90-7, Financial Reporting for Entities in Reorganization Under the Bankruptcy Code, for the successor company as a new entity with assets, liabilities and a capital structure as of February 1, 2002, having carrying values not comparable with prior periods as described in Note 4.

        In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of the Corporation as of February 1, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Boise, Idaho
June 21, 2002

WASHINGTON GROUP INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEET
(In thousands)

February 1, 2002
ASSETS
Current assets
Cash and cash equivalents	$128,201
Accounts receivable, including retentions of $33,822	350,898
Unbilled receivables	195,869
Inventories	11,479
Refundable income taxes	2,924
Investments in and advances to construction joint ventures	46,820
Deferred income taxes	104,828
Assets held for sale	187,819
Other	43,572

Total current assets	1,072,410

Investments and other assets
Investments in mining ventures	68,700
Goodwill	402,352
Deferred income taxes	37,707
Other assets	43,551

Total investments and other assets	552,310

Property and equipment
Construction equipment	124,341
Land and improvements	5,746
Buildings and improvements	10,857
Equipment and fixtures	17,708

Total property and equipment	158,652
Less accumulated depreciation	—

Property and equipment, net	158,652

Total assets	$1,783,372

The accompanying notes are an integral part of the consolidated balance sheet.

February 1, 2002
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and subcontracts payable, including retentions of $17,164	$227,638
Billings in excess of cost and estimated earnings on uncompleted contracts	266,875
Estimated costs to complete long-term contracts	98,564
Accrued salaries, wages and benefits, including compensated absences of $46,556	130,476
Other accrued liabilities	138,100
Liabilities held for sale	119,361
Income taxes payable	516

Total current liabilities	981,530

Non-current liabilities
Revolving credit facility	40,000
Self-insurance reserves	38,178
Pension and post-retirement benefit obligations	95,643

Total non-current liabilities	173,821

Contingencies and commitments

Minority interests	78,021

Stockholders' equity
Preferred stock, par value $.01, 10,000 shares authorized	—
Common stock, par value $.01, 100,000 shares authorized, 25,000 issued and outstanding	250
Capital in excess of par value	521,103
Stock purchase warrants	28,647

Total stockholders' equity	550,000

Total liabilities and stockholders' equity	$1,783,372

WASHINGTON GROUP INTERNATIONAL, INC.

NOTES TO CONSOLIDATED BALANCE SHEET
(In thousands)

        Unless otherwise indicated, the terms "we," "us" and "our" refer to Washington Group International, Inc. ("WGI") and its consolidated subsidiaries. On May 14, 2002, WGI and several, but not all of its direct and indirect domestic subsidiaries (the "Debtors"), filed voluntary petitions to reorganize under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Nevada. On December 21, 2001, the bankruptcy court entered an order confirming our Plan of Reorganization. The Plan of Reorganization became effective and the Debtors emerged from bankruptcy protection on January 25, 2002. As of February 1, 2002, we adopted fresh-start reporting and, accordingly, a new successor company has been created for financial reporting purposes. This balance sheet reflects the consolidated successor company balance sheet as of February 1, 2002. The term "Plan of Reorganization" as used in this balance sheet refers to the Second Amended Joint Plan of Reorganization of Washington Group International, Inc., et al., as modified and confirmed by the U.S. Bankruptcy Court for the District of Nevada on December 21, 2001.

1.    DESCRIPTION OF THE BUSINESS

        We were originally incorporated in Delaware on April 28, 1993 under the name Kasler Holding Company. In April 1996, we changed our name to Washington Construction Group, Inc. On September 11, 1996, we purchased Morrison Knudsen Corporation, which we refer to as "Old MK," and changed our name to Morrison Knudsen Corporation. On September 15, 2000, we changed our name to Washington Group International, Inc.

        We are an international provider of a broad range of design, engineering, construction, construction management, facilities and operations management, environmental remediation and mining services to diverse public and private sector clients, including (i) engineering, construction and operations and maintenance services in nuclear and fossil power markets; (ii) diverse engineering and construction and construction management services for the highway and bridge, airport and seaport, dam, tunnel, water resource, railway and commercial building markets; (iii) engineering, design, procurement, construction and construction management services to industrial companies; (iv) contract mining, technical and engineering services for the metals, precious metals, coal, minerals and minerals processes markets; (v) comprehensive nuclear and other environmental and hazardous substance remediation services for governmental and private-sector clients and (vi) weapons and chemical demilitarization programs for governmental and private-sector clients. In providing these services, we enter into three basic types of contracts: fixed-price or lump-sum contracts providing for a fixed price for all work to be performed, fixed-unit-price contracts providing for a fixed price for each unit of work to be performed, and cost-type contracts providing for reimbursement of costs plus a fee. Both anticipated income and economic risk are greater under fixed-price and fixed-unit-price contracts than under cost-type contracts. Engineering, construction management and environmental and hazardous substance remediation contracts are typically awarded pursuant to a cost-type contract.

        We participate in construction joint ventures, often as sponsor and manager of projects, which are formed for the sole purpose of bidding, negotiating and completing specific projects. We also participate in two incorporated mining ventures: Westmoreland Resources, Inc., a coal mining company in Montana, and MIBRAG mbH, a company that operates lignite coal mines and power plants in Germany. On March 22, 1999, we and BNFL Nuclear Services, Inc. ("BNFL"), an unrelated entity, acquired the government and environmental services businesses of CBS Corporation (now Viacom, Inc.). We refer to these businesses as the "Westinghouse Businesses." The Westinghouse Businesses currently constitute our Westinghouse Government Services Group ("WGSG"), which is part of our Defense and Energy & Environment operating units. On July 7, 2000, we purchased from Raytheon Company ("Raytheon") and Raytheon Engineers & Constructors International, Inc. ("RECI") the capital stock of the subsidiaries of RECI, and specified other assets of RECI and we assumed specified liabilities of RECI. The businesses that we purchased provide engineering, design, procurement, construction, operation, maintenance and other services on a worldwide basis.

2.    SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

        The accompanying consolidated balance sheet and related notes have been prepared in accordance with generally accepted accounting principles, including the provisions of fresh-start reporting pursuant to the guidance provided by the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. See Note 4, "Reorganization Case and Fresh-start Reporting."

Principles of consolidation

        The consolidated balance sheet includes the accounts of WGI and all of its majority-owned subsidiaries and certain construction joint ventures. Investments in non-consolidated construction joint ventures and mining ventures are accounted for by the equity method. Intercompany accounts and transactions have been eliminated.

Revenue recognition

        Revenue is generally recognized on the percentage-of-completion method. Completion on contracts is generally measured based on the proportion of costs incurred to total estimated contract costs or on the proportion of labor hours or labor costs incurred to total estimated labor hours or labor costs. For certain long-term contracts involving mining, environmental and hazardous substance remediation, completion is measured on estimated physical completion or units of production.

        Revenue recognition on certain fixed-price construction contracts begins when progress is sufficient to estimate the probable outcome, or on the completed contract method if the probable outcome cannot be reasonably estimated. The cumulative effect of revisions to contract revenue and estimated completion costs, including incentive awards, penalties, change orders, claims and anticipated losses, is recorded in the accounting period in which the amounts are known and can be reasonably estimated. Such revisions could occur at any time and the effects could be material. Change orders are included in total estimated contract revenue when it is probable that the change order will result in a bona fide addition to contract value and can be reliably estimated. If it is probable that the change order will result in the contract price exceeding the related costs incurred, that the excess over cost can be reliably estimated, and if realization is assured beyond a reasonable doubt, the original contract price is adjusted to the probable revised contract amount as the costs are recognized. Claims are included in total estimated contract revenue, only to the extent that contract costs related to the claim have been incurred, when it is probable that the claim will result in a bona fide addition to contract value and can be reliably estimated. No profit is recognized on claims until final settlement occurs.

        We have a number of contracts and subcontracts with various agencies of the U.S. government which extend beyond one year and for which government funding has not yet been approved. All contracts with agencies of the U.S. government and some commercial and foreign contracts are subject to unilateral termination at the option of the customer. In the event of a termination, we would not receive projected revenues associated with the terminated portion of such contracts.

        We have a history of making reasonably dependable estimates of the extent of progress towards completion, contract revenue and contract completion costs on our long-term engineering and construction contracts. However, due to uncertainties inherent in the estimation process, it is possible that actual completion costs may vary from estimates.

Use of estimates

        The preparation of our consolidated balance sheet in conformity with generally accepted accounting principles necessarily requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date. Actual results could differ from those estimates. On an ongoing basis, we review our estimates based on information that is currently available. Changes in facts and circumstances may result in revised estimates.

Classification of current assets and liabilities

        We include in current assets and liabilities amounts realizable and payable under contracts that extend beyond one year. Accounts receivable at February 1, 2002 include approximately $29,130 of contract retentions, which are not expected to be collected within one year. At February 1, 2002, accounts receivable include $18,989 of short-term marketable securities jointly held with customers as contract retentions, the market value of which approximated the carrying amounts. We recognize interest income from marketable securities as earned. Advances from customers are non-interest bearing. Subcontracts payable, billings in excess of costs, estimated earnings on uncompleted contracts and estimated costs to complete long-term contracts each contain amounts that, depending on contract performance, resolution of U.S. government contract audits, negotiations, change orders, claims or changes in facts and circumstances, may not require payment within one year.

Cash and cash equivalents

        Cash and cash equivalents consist of liquid securities with remaining maturities of three months or less at the date of acquisition that are readily convertible into known amounts of cash. At February 1, 2002 cash and cash equivalents included amounts totaling $87,495 that were restricted for use on the normal operations of our consolidated construction joint ventures, by projects having contractual cash restrictions and by our self-insurance programs.

Unbilled receivables

        Unbilled receivables as of February 1, 2002 represent costs incurred under contracts in process that have not yet been invoiced to customers, and arise from the use of the percentage-of-completion method of accounting, cost reimbursement-type contracts and the timing of billings. Substantially all unbilled receivables as of February 1, 2002 are expected to be billed and collected within one year.

Inventories

        Inventories are stated at the lower of cost or market on a first-in, first-out basis and consist of inventoried costs relating to long-term contracts. The elements of cost included in inventories are direct labor, direct material and certain overhead costs.

Credit risk concentration

        By policy, we limit the amount of credit exposure to any one financial institution and place investments with financial institutions evaluated as highly creditworthy. Concentrations of credit risk with respect to accounts receivable and unbilled receivables are believed to be limited due to the number, diversification and character of the obligors and our credit evaluation process. Typically, we have not required collateral for such obligations, but can place liens against property, plant or equipment constructed if a default occurs. Historically, we have not incurred any material credit-related losses.

Goodwill

        We adopted Statement of Financial Accounting Standards ("SFAS") Statement No. 142, Goodwill and Other Intangible Assets, on December 29, 2001. In accordance with this standard, goodwill is not amortized, but is tested for impairment annually or more frequently if circumstances indicate potential impairment. Impairment is tested by a comparison of fair value to carrying value.

Property and equipment

        Property and equipment is stated at fair value. Major renewals and improvements are capitalized, while maintenance and repairs are expensed when incurred. Depreciation of construction equipment is provided on straight-line and accelerated methods, after an allowance for estimated salvage value, over estimated lives of 2 to 10 years. Depreciation of buildings is provided on the straight-line method over estimated lives of 10 to 40 years, and improvements are amortized over the shorter of the asset life or lease term. Depreciation of equipment is provided under the straight-line method over estimated lives of 3 to 12 years. Upon disposition, cost and related accumulated depreciation of property and equipment are removed from the accounts and the gain or loss is reflected in results of operations.

Foreign currency translation

        The functional currency for foreign operations is generally the local currency. Translation of assets and liabilities to U.S. dollars is based on exchange rates at the balance sheet date. Translation of revenue and expenses to U.S. dollars is based on a weighted-average rate during the period. Translation gains or losses, net of income tax effects, are reported as a component of other comprehensive income. Because of the short-term duration of certain construction and engineering projects, related translation gains or losses are recognized currently. Gains or losses from foreign currency transactions are included in the results of operations of the period in which the transaction is completed.

Environmental liabilities

        Accruals for estimated costs of response actions for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. On a quarterly basis, we review estimates of costs of response actions at various sites, including sites in respect of which government agencies have designated us as a potentially responsible party. Accrued liabilities may be discounted and are exclusive of claims for recovery, if any. However, due to uncertainties inherent in the estimation process, it is possible that actual results may vary from estimates.

Income taxes

        Deferred income tax assets and liabilities are recognized for the effects of temporary differences between the carrying amounts and the income tax basis of assets and liabilities using enacted tax rates. A valuation allowance is established when it is more likely than not that net deferred tax assets will not be realized. Tax credits are generally recognized in the year they arise.

3.    ADOPTION OF ACCOUNTING STANDARDS

        In July 2001, the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations ("SFAS No. 143"). Upon emergence from bankruptcy, we were required to early adopt SFAS No. 143 on February 1, 2002. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The adoption of this statement did not have a significant impact on our financial statements.

        In August 2001, the FASB issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS No. 144"). SFAS No. 144, which replaces SFAS No. 121 and APB No. 30, became effective for us on February 1, 2002. This statement retains the requirements to (i) recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows, and (ii) measure an impairment loss as the difference between the carrying amount and fair value of the asset. This statement removes goodwill from its scope, eliminating the requirement to allocate goodwill to long-lived assets to be tested for impairment. SFAS No. 144 also requires that a long-lived asset to be abandoned, exchanged for a similar productive asset or distributed to owners in a spin-off, be considered held and used until it is disposed of. The accounting model for long-lived assets to be disposed of by sale must be used for all long-lived assets, whether previously held and used or newly acquired. Discontinued operations are no longer measured on a net realizable value basis, and future operating losses are no longer recognized before they occur. SFAS No. 144 also broadens the presentation of discontinued operations in the income statement to include a component of an entity (rather than a segment of a business). A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the remainder of that entity. The adoption of this statement did not have a significant effect on our operating results.

4. REORGANIZATION CASE AND FRESH-START REPORTING

Reorganization case

        On March 2, 2001 we announced that we faced severe near-term liquidity problems as a result of our acquisition of the capital stock of the subsidiaries of RECI (together with Raytheon, the "Sellers") on July 7, 2000. The businesses we acquired are referred to hereafter as "RE&C." On March 9, 2001, because of those liquidity problems, we suspended work on two large construction projects located in Massachusetts that were part of the acquisition. The Sellers had provided the customer with parent performance guarantees on those two contracts and the guarantees remained in effect after closing. Those performance guarantees required the Sellers to complete the work on the contracts in the event RE&C (owned by us as of July 7, 2000) did not complete them. The contracts were fixed-price in nature and our review of cost estimates indicated that there were substantial unrecognized future costs in excess of future contract revenues that were not reflected in RECI's acquisition date estimates of costs at contract completion.

        Upon our suspension of work, the Sellers undertook performance of those contracts pursuant to the outstanding performance guarantees. We, however, were obligated under the stock purchase agreement between the Sellers and ourselves (the "Stock Purchase Agreement") to indemnify the Sellers for losses they incurred under those guarantees. The Sellers also assumed obligations under other contracts, primarily in the RE&C power generation construction business unit, which resulted in significant additional indemnification obligations by us to the Sellers. As a result of costs it incurred to perform under the parent guarantees, the Sellers filed a claim against us in the bankruptcy process for approximately $940,000. As further discussed below, this claim was ultimately settled without payment to the Sellers in connection with the completion of our Plan of Reorganization. Until such settlement, we retained all liabilities related to the contracts on our balance sheet as accrued liabilities included in liabilities subject to compromise.

        On May 14, 2001, because of the severe near-term liquidity problems resulting from our acquisition of RE&C, we filed for protection under Chapter 11 of the U.S. Bankruptcy Code. At various times between May 14, 2001 and November 20, 2001, we "rejected" numerous contracts (construction contracts, leases and others), as that term is used in the legal sense in bankruptcy law. Included in these rejections were numerous contracts that we acquired from the Sellers. Effective August 27, 2001, we also rejected the Stock Purchase Agreement.

        Under Chapter 11, certain claims against a debtor in existence prior to the filing of a petition for relief under the federal bankruptcy laws ("Pre-petition Claims") are stayed while the debtor continues business operations as a debtor-in-possession. Each of the Debtors in this case continued to operate its business and manage its property as a debtor-in-possession during the pendency of the case. Subsequent to the filing date additional Pre-petition Claims resulted from the rejection of executory contracts, including leases, and from the resolution of claims for contingencies and other disputed amounts. Secured claims, primarily representing liens on the Debtors' assets related to the financing facilities we utilized in the acquisition of the RE&C businesses (the "RE&C Financing Facilities"), were also stayed during the pendency of the bankruptcy.

        On December 21, 2001, the bankruptcy court entered an order confirming our Plan of Reorganization. Substantially all liabilities of the Debtors as of the date of the bankruptcy filing were subject to settlement under our Plan of Reorganization.

        During the pendency of the bankruptcy, we continued to negotiate with the Sellers a settlement of our outstanding litigation with respect to the RE&C acquisition. As a result of those negotiations, we reached a settlement regarding all issues and disputes between the parties, which settlement was incorporated into our Plan of Reorganization (the "Raytheon Settlement").

        Under the Raytheon Settlement, the Sellers agreed that, with respect to their bankruptcy claim, the Sellers would be considered unpaid, unsecured creditors having rights in the unsecured creditor class, but that, upon completion of our reorganization, they would waive any rights to receive any distributions to be given to unsecured creditors with allowed claims. In exchange, we agreed to dismiss all litigation against the Sellers related to the acquisition, and to discontinue a purchase price adjustment and binding arbitration process that was proceeding under the terms of the Stock Purchase Agreement. We released all claims based on any act occurring prior to our emergence from bankruptcy protection, including all claims against the Sellers, their affiliates and directors, officers, employees, agents and specified professionals. The Sellers released all claims based on any act occurring prior to our emergence from bankruptcy protection, including any claims related to any contracts or projects not assumed by us during the bankruptcy cases, against us and our directors, officers, employees, agents and professionals. No cash was exchanged as a result of the settlement.

        In addition, under a services agreement entered into as a part of the Raytheon Settlement, the Sellers will direct the process for resolving pre-petition claims asserted against us in the bankruptcy case relating to any contract or project that we rejected and that involved some form of support arrangement from the Sellers. We will assist the Sellers in settling or litigating various claims related to those rejected projects. We will also complete work as requested by the Sellers on those rejected projects, and will be reimbursed on a cost-reimbursable basis. The Sellers may, with respect to the rejected projects described above, pursue or settle any of our claims against project owners, contractors or other third parties and will retain any resulting proceeds, except that for specified projects, recoveries in excess of amounts paid by the Sellers will be returned to us.

        Our Plan of Reorganization became effective and the Debtors emerged from bankruptcy protection on January 25, 2002 (the "Effective Date"). Our Plan of Reorganization provided for the following upon the Effective Date:

  •
  All of our equity securities (common stock, stock purchase warrants and stock options) existing prior to the Effective Date were canceled and extinguished.

  •
  $570,000 of secured debt was exchanged for $20,000 in cash and 20,000 shares of the new common stock of reorganized WGI (the "New Common Stock"), as discussed further below.

  •
  We entered into a registration rights agreement with each holder of a secured claim who received New Common Stock and requested to be a party to such agreement.

  •
  Vendor and subcontractor claims directly related to contracts we assumed during bankruptcy or upon emergence from bankruptcy that were not paid as critical vendor payments were to be paid in cash in a cure amount equal to the total claim.

  •
  Each holder of an unsecured claim at or under $5 (five thousand dollars) is to receive cash in an amount equal to its total unsecured claim ("Convenience Class Payments").

  •
  Accounts payable and subcontracts payable that were not related to core payments or Convenience Class Payments were discharged.

  •
  The holders of $300,000 of unsecured notes payable, issued under the RE&C Financing Facilities and all other unsecured creditors were to receive a pro rata share of 5,000 shares of the New Common Stock and a pro rata share of 8,520 fully vested stock warrants to purchase additional shares of New Common Stock. The stock warrants expire if unexercised four years after the Effective Date. A reorganization plan committee has been established to evaluate and resolve objections to disputed claims of unsecured creditors and to determine each unsecured creditor's pro rata share of shares and warrants. The warrants consist of three tranches, as follows:

	Number of shares	Strike price per share
Tranche A	3,086	$28.50
Tranche B	3,527	$31.74
Tranche C	1,907	$33.51

  •
  Specified members of management and designated employees were granted nonqualified stock options pursuant to a management option plan to purchase an aggregate total of 1,389 shares of the New Common Stock, subject to dilution, with a term of 10 years and a strike price of $24.00 per share. In addition, options to purchase another 1,389 shares of the New Common Stock may be granted after the Effective Date at strike prices to be established by our board of directors.

  •
  The chairman of our board of directors, Mr. Dennis R. Washington, was granted three tranches of stock options to purchase shares of New Common Stock. The first tranche expires five years after the Effective Date. The remaining tranches expire four years after the Effective Date. One-third of each tranche vested on the Effective Date, one-third of each tranche will vest on the first anniversary of the Effective Date and the final third of each tranche will vest on the second anniversary of the Effective Date. However, all options immediately vest if Mr. Washington is removed from his position as chairman for reasons other than death or disability or if we undergo a change of control. We also agreed with Mr. Washington that our amended certificate of incorporation and bylaws would permit his accumulation of up to 40% of the fully diluted shares of New Common Stock in open market or privately negotiated transactions, including exercise of the stock options, and that we would take no action inconsistent with those provisions. The number of shares and respective strike prices for each tranche are as follows:

	Number of shares	Strike price per share
Tranche A	1,389	$24.00
Tranche B	882	$31.74
Tranche C	953	$33.84
  •
  We adopted fresh-start reporting as of February 1, 2002, as discussed below.

  •
  We filed an amended and restated certificate of incorporation and adopted amended and restated bylaws and established a new board of directors.

        On January 25, 2002, we entered into the Senior Secured Revolving Credit Facility (see Note 7, "Credit Facilities") to fund our working capital requirements. The Senior Secured Revolving Credit Facility bears variable interest at 5.5% above LIBOR or 4.5% above the prime rate, at our choice. It is comprised of a $208,350 revolver and a $141,650 credit-linked note. Repayments are made on a pro rata basis between the revolver and the credit-linked note. The credit-linked note can be utilized for letters of credit or funded borrowings as needed. We are required to meet various financial covenants contained in the Senior Secured Revolving Credit Facility. $28,518 in letters of credit remains outstanding from previous credit facilities until they expire, primarily in 2002.

Fresh-start reporting

        As of February 1, 2002, we adopted fresh-start reporting pursuant to the guidance provided by the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. In connection with the adoption of fresh-start reporting, a new entity has been created for financial reporting purposes. The effective date of our emergence from bankruptcy is considered to be the close of business on February 1, 2002 for financial reporting purposes. In the tables below, the periods presented through February 1, 2002 have been designated "Predecessor Company" and the period ending subsequent to February 1, 2002 has been designated "Successor Company."

        Pursuant to this guidance, we used the purchase method of accounting to allocate our reorganization value to our net assets with the excess recorded as goodwill on the basis of estimates of fair values. The reorganization value was determined to be $550,000 as of February 1, 2002.

        The reorganization value of $550,000 was developed by an independent financial advisor and was based upon the use of three valuation methodologies as follows:

  •
  Comparable public company analysis is generally a historic or backward-looking technique. It is premised on the idea that the price an investor is willing to pay in the public markets for securities of similar publicly traded companies is a relevant measure to determine what an investor is willing to pay today for a target company. Publicly traded companies were selected that were generally comparable to us. Criteria for selection included lines of business, business risks, growth prospects, maturity of the business, market presence and size and scale of operations.

  •
  Discounted cash flow valuation is a forward-looking approach that relates the value of an asset or business to the present value of expected future cash flows to be generated by that asset or business. The discount rate used to arrive at present values is a function of the risk inherent in the estimated cash flows, with investors requiring higher rates of return for riskier assets and lower rates for assets with less expected risk.

  •
  Precedent transaction analysis estimates value by examining public merger and acquisition transactions. An analysis of the disclosed purchase price as a multiple of various operating statistics reveals industry sales multiples for companies in similar lines of business. Merger and acquisition transactions in the engineering and construction sector and prices paid as a multiple of key operating statistics were analyzed.

        Different weights were placed on each of these analyses and judgments were made as to the relative significance of each in determining an indicated enterprise value range. The weighted valuation methodologies resulted in an enterprise value range for the consolidated businesses. The total enterprise value was determined applying valuation metrics against the various risks and opportunities identified to each business segment. Our reorganization value represented the value of the reorganized consolidated entity. This value was viewed as the fair value of our capital, comprising the value of long-term capital investment, including both long-term debt and equity, and the approximate amount a willing buyer would have paid for our net assets immediately after the reorganization was completed.

        The calculated reorganization value was based upon a variety of estimates and assumptions about circumstances and events not all of which have taken place to date. These estimates and assumptions are inherently subject to significant economic and competitive uncertainties beyond our control, including but not limited to, our ability to obtain and perform new contracts profitably.

        On the Effective Date, we borrowed $40,000 under the Senior Secured Revolving Credit Facility; however, because the borrowings under the Senior Secured Revolving Credit Facility are revolving working capital loans, they were not included as part of the reorganization value. Therefore, the reorganization value of $550,000 represents the value of our stockholders' equity as of the Effective Date. Based on values determined by our financial advisor, we allocated $28,647 of the equity value to the stock purchase warrants and the remainder to the New Common Stock.

        The reorganization and the adoption of fresh-start reporting resulted in the following adjustments to our consolidated balance sheet as of February 1, 2002:

	Predecessor Company balance sheet February 1, 2002	Debt discharge		Fresh-start adjustments		Successor Company balance sheet February 1, 2002
Current assets
Cash and cash equivalents	$147,450	$(19,249	)(a)	$—		$128,201
Accounts receivable	351,316	—		(418	)(h)	350,898
Deferred income taxes	104,828	—		—		104,828
Assets held for sale	154,237	—		33,582	(i)	187,819
Other	310,242	—		(9,578	)(h)	300,664

Total current assets	1,068,073	(19,249)		23,586		1,072,410

Non-current assets
Investments in mining ventures	88,968	—		(20,268	)(h)	68,700
Goodwill, Predecessor Company	174,909	—		(174,909	)(f)	—
Goodwill, Successor Company	—	—		402,352	(g)	402,352
Deferred income taxes	575,012	(343,539	)(b)	(193,766	)(k)	37,707
Property and equipment, net	161,241	—		(2,589	)(h)	158,652
Other assets	39,156	12,626	(c)	(8,231	)(h)	43,551

Total non-current assets	1,039,286	(330,913)		2,589		710,962

Total assets	$2,107,359	$(350,162)		$26,175		$1,783,372

Current liabilities
Accounts payable and subcontracts payable	$191,609	$35,960	(d)	$69	(h)	$227,638
Billings in excess of cost and estimated earnings on uncompleted contracts	87,201	170,573	(d)	9,101	(h)	266,875
Estimated costs to complete long-term contracts	75,252	23,887	(d)	(575	)(h)	98,564
Accrued salaries, wages and benefits	88,220	42,256	(d)	—		130,476
Other accrued liabilities	120,672	17,656	(d)	(228	)(h)	138,100
Liabilities held for sale	108,670	—		10,691	(i)	119,361
Income taxes payable	516	—		—		516

Total current liabilities	672,140	290,332		19,058		981,530

Non-current liabilities
Revolving credit facility	—	40,000	(a)	—		40,000
Self-insurance reserves	30,598	7,580	(d)	—		38,178
Pension and post-retirement obligations	32,132	75,633	(d)	(12,122	)(j)	95,643

Total non-current liabilities	62,730	123,213		(12,122)		173,821

Liabilities subject to compromise	1,880,900	(1,880,900	)(d)	—		—

Minority interests	77,649	—		372	(h)	78,021

Stockholders' equity (deficit)
Common stock	545	250	(d)	(545	)(l)	250
Capital in excess of par value	250,118	521,103	(d)	(250,118	)(l)	521,103
Stock purchase warrants	6,550	28,647	(d)	(6,550	)(l)	28,647
Retained earnings (accumulated deficit)	(799,813)	567,193	(e)	232,620	(l)	—
Treasury stock	(23,192)	—		23,192	(l)	—
Accumulated other comprehensive income (loss)	(20,268)	—		20,268	(l)	—

Total stockholders' equity (deficit)	(586,060)	1,117,193		18,867		550,000

Total liabilities and stockholders' equity (deficit)	$2,107,359	$(350,162)		$26,175		$1,783,372

Debt discharge:

(a)
Reflects payment of $24,500 in payments to creditors under the Plan of Reorganization and $34,749 in deferred financing costs for the Senior Secured Revolving Credit Facility and deferred bonding fees. These emergence costs necessitated a $40,000 draw under the Senior Secured Revolving Credit Facility.

(b)
Records the effect of income taxes on the gain from debt discharge. The discharge of liabilities in bankruptcy is a taxable event. The pre-tax gain reported for financial statement purposes is $910,732. Our net operating loss carryforward, certain tax credit carryforwards and a portion of tax basis of goodwill and depreciable assets were utilized to offset the tax obligation arising on the discharge of liabilities.

(c)
Reflects the write-off of $22,123 in fees on the RE&C Financing Facilities and the Senior Unsecured Notes, and the payment of $34,749 of deferred financing costs for the Senior Secured Revolving Credit Facility and deferred bonding fees.

(d)
Of the $1,880,900 of liabilities subject to compromise:

•
$373,545 of unsecured liabilities were retained by us and $4,500 was paid at emergence.

•
$926,288 in unsecured obligations were exchanged for 5,000 shares of New Common Stock and 8,520 warrants. The unsecured obligations include $300,000 of Senior Unsecured Notes and approximately $415,000 related to specified Power operating unit projects that were subject to guarantees by the Sellers.

•
$576,567 in secured obligations, including accrued interest, were exchanged for 20,000 shares of New Common Stock, and $20,000 in cash paid on the Effective Date.

(e)
Reflects the gain on debt discharge of $1,460,732, less the value of New Common Stock and warrants issued of $550,000, net of income taxes of $343,539.

Fresh-start adjustments:

(f)
Reflects the reclassification of Predecessor Company goodwill.

(g)
Records goodwill for value in excess of amounts allocable to identifiable assets.

(h)
Records adjustments to reflect assets and liabilities at fair market values.

(i)
Adjusts to reflect the assets and liabilities of businesses held for sale at their estimated realizable values.

(j)
Adjusts pension plan and post-employment obligations to recognize unrealized actuarial gains and losses.

(k)
Reflects the elimination of the deferred tax assets related to the remaining basis differences between book and tax goodwill of the Predecessor Company. This goodwill will continue to be amortized by the Successor Company over the remaining 13.5 year period for tax purposes. Also records adjustments to deferred tax assets and liabilities resulting from the adjustments to reflect assets and liabilities at fair value.

(l)
Records the cancellation of Predecessor Company common stock and elimination of retained earnings.

        On May 14, 2001, all liabilities of the Debtors were reclassified as liabilities subject to compromise. The resolution of liabilities subject to compromise was as follows:

Resolution of liabilities subject to compromise	Predecessor Company liabilities subject to compromise February 1, 2002	Liabilities compromised (debt discharged)	Cash paid at emergence	Successor Company liabilities not compromised February 1, 2002
Current liabilities
Accounts payable and subcontracts payable	$63,827	$(23,367)	$(4,500)	$35,960
Billings in excess of cost and estimated earnings on uncompleted contracts	181,446	(10,873)	—	170,573
Estimated costs to complete long-term contracts	27,380	(3,493)	—	23,887
Accrued salaries, wages and benefits	42,441	(185)	—	42,256
Other accrued liabilities	489,110	(471,454)	—	17,656

Total current liabilities	804,204	(509,372)	(4,500)	290,332

Non-current liabilities
Long-term debt, including accrued interest	888,899	(868,899)	(20,000)	—
Self-insurance reserves	97,036	(89,456)	—	7,580
Pension and post-retirement obligations	77,781	(2,148)	—	75,633
Environmental liabilities	3,970	(3,970)	—	—
Other liabilities	9,010	(9,010)	—	—

Total non-current liabilities	1,076,696	(973,483)	(20,000)	83,213

Total	$1,880,900	$(1,482,855)	$(24,500)	$373,545

5.    VENTURES

Construction joint ventures

        We participate in joint ventures that are formed to bid, negotiate and complete specific projects. We generally participate in joint ventures as the sponsor and manager of the projects. The size, scope and duration of joint-venture projects vary among periods.

Combined financial position of construction joint ventures	February 1, 2002
Current assets	$197,664
Property and equipment, net	5,439
Current liabilities	(111,165)

Net assets	$91,938

Mining ventures

        As of February 1, 2002, we held ownership interests in two mining ventures: MIBRAG mbH (50%) and Westmoreland Resources, Inc. ("Westmoreland Resources") (20%). We provide contract mining services to these ventures. We currently are in litigation with Westmoreland Resources concerning the contract mining services we provide to it. See Note 10, "Contingencies and Commitments—Other."

Combined financial position of mining ventures	February 1, 2002
Current assets	$145,827
Non-current assets	125,927
Property and equipment, net	381,161
Current liabilities	(49,730)
Long-term debt, non-recourse to parents	(226,431)
Other non-current liabilities	(222,079)

Net assets	$154,675

        Undistributed earnings from mining ventures totaled $112,183 as of February 1, 2002.

6.    BUSINESSES HELD FOR SALE

        In November 2001, we and BNFL agreed to pursue the sale of the electro-mechanical division ("EMD") of our Westinghouse Businesses. EMD designs and manufactures components for the U.S. Navy, nuclear power utilities and other industries. We are in discussions with potential buyers and anticipate that a sale will be completed in 2002.

        During 2001, we elected to pursue the sale of the process technology development portion of our petroleum and chemical business (the "Technology Center"). We are in discussions with potential buyers, and anticipate that a sale will be completed in 2002.

        For financial reporting purposes, the assets and liabilities of businesses held for sale have been classified as assets held for sale and liabilities held for sale in the consolidated balance sheet. The table below provides detail of the assets and liabilities of EMD and the Technology Center as of February 1, 2002.

ASSETS
Accounts receivable and unbilled receivables	$26,088
Inventory	23,151
Goodwill	107,949
Property and equipment, net of accumulated depreciation	29,978
Other assets	653

Total assets held for sale	$187,819

LIABILITIES
Accounts payable and subcontracts payable	$8,033
Billings in excess of cost and estimated earnings on uncompleted contracts	26,280
Estimated costs to complete long-term contracts	13,515
Accrued salaries, wages and benefits, including compensated absences	6,809
Other accrued liabilities	851
Pension and post-retirement benefit obligations	55,154
Self-insurance reserves	2,785
Other liabilities	5,934

Total liabilities held for sale	$119,361

        During the fresh-start reporting process, assets and liabilities held for sale were adjusted to estimated fair values based upon estimated fair value of the EMD and Technology Center businesses. Goodwill at February 1, 2002 in the above table includes the net increase in fair value over the amounts allocated to identifiable assets and liabilities.

7.    CREDIT FACILITIES

        In connection with our emergence from bankruptcy protection on January 25, 2002, we entered into: (i) the Senior Secured Revolving Credit Facility, providing for an aggregate of $350,000 of revolving borrowing and letter of credit capacity, and (ii) exit bonding facilities, providing for an aggregate amount of $500,000 of surety bonds. The Senior Secured Revolving Credit Facility provides for an amount up to $350,000 in the aggregate of loans and other financial accommodations allocated pro rata between two facilities as follows: a Tranche A facility in the amount of $208,350 and a Tranche B facility in the amount of $141,650. The scheduled termination date for the Senior Secured Revolving Credit Facility is thirty months from January 24, 2002, and it may be increased up to a total of $375,000 with the approval of the lenders. At February 1, 2002, borrowings under this facility totaled $40,000 and letters of credit totaling $125,076 had been issued.

        The initial borrowing rate under the Senior Secured Revolving Credit Facility is the applicable LIBOR, which has a stated floor of 3%, plus an additional margin of 5.5%. Alternatively, we may choose the prime rate, plus an additional margin of 4.5%. As of February 1, 2002, the effective LIBOR- and prime-based rates were 8.5% and 9.25%, respectively. The Senior Secured Revolving Credit Facility carries other fees including commitment fees and letter of credit fees normal and customary for such credit agreements. The Senior Secured Revolving Credit Facility contains affirmative, negative and financial covenants, including minimal net worth, capital expenditures, maintenance of certain financial and operating ratios, and specifies events of default, which are typical for a credit agreement governing credit facilities of the size, type and tenor of the Senior Secured Revolving Credit Facility. Among the covenants are those limiting our ability and the ability of some of our subsidiaries to incur debt or liens, provide guarantees, make investments and pay dividends.

8.    TAXES ON INCOME

        The components of the deferred tax assets and liabilities and the related valuation allowances were as follows:

Deferred tax assets and liabilities	February 1, 2002
Deferred tax assets
Employee benefit plans	$36,494
Estimated loss accruals	80,372
Revenue recognition	1,634
Foreign tax credits	12,037
Joint ventures	13,599
Self-insurance reserves	32,462
Loss carryforwards	45,252
Valuation allowance	(45,252)

Total deferred tax assets	176,598

Deferred tax liabilities
Depreciation	(9,100)
Investment in affiliates	(9,718)
Other, net	(15,245)

Total deferred tax liabilities	(34,063)

Total deferred tax assets, net	$142,535

        At February 1, 2002, we had foreign net operating loss ("NOL") carryforwards of approximately $147,558. The foreign NOL's primarily consist of losses incurred on two construction projects in the United Kingdom. The $45,252 valuation allowance reduces the deferred tax assets associated with the foreign NOL carryfowards to a level which we believe will, more likely than not, be realized based on estimated future taxable income.

        No deferred tax asset has been recorded for the future benefit associated with our tax basis in goodwill. Tax basis goodwill of approximately $590,000 will be amortized over its remaining life of 13.5 years for tax purposes. Approximately half of the tax benefit of this amortization will be recorded for financial reporting purposes as a reduction of financial reporting goodwill, with the remaining amount recorded as a deferred tax liability.

9.    BENEFIT PLANS

Pension plans

        Through the Westinghouse Businesses acquisition, we assumed sponsorship of contributory defined benefit pension plans which cover employees of WGSG, which is comprised of the Westinghouse Businesses acquired by us. We make actuarially computed contributions as necessary to adequately fund benefits for these plans. As of February 1, 2002, plan assets were invested in a WGSG master pension trust that invested primarily in publicly traded common stocks, bonds, government securities and cash equivalents. The portion of the unfunded obligation for these plans related to EMD has been reclassified as part of liabilities held for sale.

Supplemental retirement plans

        We have an unfunded supplemental retirement plan for key executives of WGSG providing for periodic payments upon retirement. Benefits from this plan are based on salary and years of service and are reduced by benefits earned from certain other pension plans in which the executives participate. The portion of the unfunded obligation for this plan related to EMD has been reclassified as part of liabilities held for sale.

        We have assumed the nonqualified pension liabilities to approximately 60 employees and former employees of an acquired company. In addition, we have an unfunded pension liability for former non-employee directors of an acquired company. The full undiscounted liability is included in the benefit obligation. Participants do not accrue any service cost under the plans.

Post-retirement health care plans

        We are the sponsors of an unfunded plan to provide certain health care benefits for employees of an acquired company who retired before July 1, 1993, including their surviving spouses and dependent children. Employees who retired after July 1, 1993 are not eligible for subsidized post-retirement health care benefits. The plan was amended in past years, and we reserve the right to amend or terminate the post-retirement health care benefits currently provided under the plan and may increase retirees' cash contributions at any time.

        We provide benefits under company sponsored retiree health care and life insurance plans for substantially all employees of WGSG. The portion of the unfunded obligation for these plans related to EMD has been reclassified as part of liabilities held for sale. We also provide benefits under company sponsored retiree health care to approximately 260 retired employees and provide a life insurance plan for substantially all retirees of RE&C. The retiree health care plans require retiree contributions and contain other cost sharing features. The retiree life insurance plans provide basic coverage on a noncontributory basis.

        The actuarial assumptions used to determine costs and benefit obligations for the plans at February 1, 2002 are as follows:

	Pension benefits	Post-retirement benefits
Discount rate	7.25%	7.25%
Compensation increases	4.00%	-
Expected return on assets	9.00%	-

        Amounts recognized in the consolidated balance sheet as of February 1, 2002 are as follows:

	Pension benefits	Post-retirement benefits
Accrued benefit liability	$45,533	$46,516
Liabilities held for sale	24,068	30,879

Net amount recognized	$69,601	$77,395

        As of February 1, 2002, upon our emergence from bankruptcy, we applied fresh-start reporting that required us to adjust our liability to reflect the full amount that the benefit obligation for each pension and post-retirement benefit plan exceeded the fair value of plan assets. See Note 4, "Reorganization Case and Fresh-start Reporting" for disclosure of the effect of this adjustment.

        An annual rate increase of 11.5% in the per capita cost of health care benefits was assumed, gradually declining to 5.5% in the year 2006 and continuing thereafter at that rate over the projected payout period of the benefits. The health care cost trend rate assumption has a significant effect on the accumulated projected benefit obligation. The effect of a 1% change in this assumption as of February 1, 2002 would be as follows:

Post-retirement benefits
Effect on accumulated projected benefit obligation
1% point increase	$5,009
1% point decrease	(4,840)

Other retirement plans

        We sponsor a number of defined contribution retirement plans. Participation in these plans is available to substantially all salaried employees and to certain groups of hourly employees. Our cash contributions to these plans are based on either a percentage of employee contributions or on a specified amount per hour depending on the provisions of each plan.

Multiemployer pension plans

        We participate in and make contributions to numerous construction-industry multiemployer pension plans. Generally, the plans provide defined benefits to substantially all employees covered by collective bargaining agreements. Under the Employee Retirement Income Security Act, a contributor to a multiemployer plan is liable, upon termination or withdrawal from a plan, for its proportionate share of a plan's unfunded vested liability. We currently have no intention of withdrawing from any of the multiemployer pension plans in which we participate.

10.  CONTINGENCIES AND COMMITMENTS

Environmental matters

        We are responsible for decontaminating and decommissioning a nuclear licensed site owned and operated by EMD, part of the Government operating unit, a business held for sale. During 2001, one facility underwent decontamination and decommissioning at a total cost of $8,000, of which the U.S. Navy paid 75% and we paid 25%. In April 2002, we presented a claim to the U.S. Navy requesting funding for the decontamination and decommissioning of the remaining site. Although we do not have a commitment from the U.S. Navy to pay for such future costs, we expect that, as in the past, the U.S. Navy will share in the responsibility for such costs. As of February 1, 2002, we accrued $1,154 for what we currently estimate to be our share of the future decontamination and decommissioning costs at this site.

Contract related matters

        We have contracts with the U.S. government, the allowable costs of which are subject to adjustments upon audit and negotiation by various agencies of the U.S. government. Audits by the U.S. government and negotiations of indirect costs are substantially complete through 1999. Audits by the U.S. government of 2000 indirect costs are in progress. We are also in the process of preparing cost impact statements as required under U.S. Cost Accounting Standards for 1999 through 2001, which are subject to audit by the U.S. government and negotiation. We have also prepared and submitted to the government cost impact statements for 1989 through 1995 for which we believe no adjustments are necessary. We believe that the results of the indirect costs audits and negotiations and the cost impact statements will not result in a material change to our financial position, results of operations or cash flows.

Letters of credit

        In the normal course of business, we cause letters of credit to be issued in connection with contract performance obligations that are not required to be reflected in the balance sheet. We are obligated to reimburse the issuer of letters of credit for any payments made thereunder. As of February 1, 2002, $176,019 in face amount of letters of credit was outstanding. Of this total, $125,076 in letters of credit was issued under the $350,000 Senior Secured Revolving Credit Facility and reduces the amount available thereunder. Letters of credit outstanding under the RE&C Financing Facilities, which do not reduce the amount available under the Senior Secured Revolving Credit Facility, total $28,518. The remaining letters of credit outstanding, which are collateralized by cash and cash equivalents and do not reduce the amount available under the Senior Secured Revolving Credit Facility, are primarily related to Broadway Insurance Company, a wholly-owned captive Bermuda insurance subsidiary, and total $22,425.

Long-term leases

        Future minimum rental payments under operating leases, some of which contain renewal or escalation clauses, with remaining noncancelable terms in excess of one year as of February 1, 2002 are shown below. The amounts in the table are grouped according to our fiscal years and include 12 months of payments, except the period ending January 3, 2003 which includes 11 months of payments.

	Real estate	Equipment	Total
January 3, 2003	$27,271	$2,073	$29,344
January 2, 2004	27,260	1,680	28,940
December 31, 2004	25,103	1,063	26,166
December 30, 2005	24,121	922	25,043
December 29, 2006	23,694	962	24,656
Thereafter	38,967	—	38,967

Totals	$166,416	$6,700	$173,116

Other

        Some current and former officers, employees and directors of WGI were named defendants in an action filed by two former participants in the Old MK 401(k) Plan and Employee Stock Ownership Plan in the U.S. District Court for the District of Idaho. The complaint alleges, among other things, that the defendants breached certain fiduciary duties. On July 12, 2000, the court denied plaintiffs' motion to reconsider a prior summary judgment in favor of specified defendants and granted summary judgment with respect to specified other defendants, with the result that WGI and all current and former officers, employees and directors have been dismissed from the action. The court also certified the case as a class action. The remaining defendants in this proceeding are the two plan committees and two companies (to which we had indemnification obligations that were discharged in our bankruptcy proceedings) involved in administration of the plans.

        In September 2001, Westmoreland Resources, a mining venture in which we hold a 20% ownership interest and to which we provide contract mining services, asserted claims against us in our bankruptcy proceedings. As a threshold matter, Westmoreland Resources objected to our assumption in the course of our bankruptcy proceedings of the mining contract between us and Westmoreland Resources, and we have reserved the right to reject all pending agreements between Westmoreland Resources and us. In addition, Westmoreland Resources claimed that (i) we had been overpaid under various mining contracts over a six-year period, (ii) we likely would be obligated to reimburse Westmoreland Resources for a portion of past due royalties that may be imposed against Westmoreland Resources by the U.S. government and the Crow Indian Tribe, (iii) we are obligated to pay for repairs to mining equipment (a dragline) owned by Westmoreland Resources and (iv) Westmoreland Resources is entitled to adequate assurances about whether we would be able to perform final reclamation at the end of mining operations on the properties leased by Westmoreland Resources. Westmoreland Resources has also asserted that we are being overpaid by them for contract mining services we currently provide them.

        The claim for damage to the dragline was originally filed by Westmoreland Resources in the U.S. District Court for the District of Montana in March 2000 and will be tried in that court. We expect that the other disputes between us and Westmoreland Resources will be resolved as adversary proceedings in the bankruptcy court. Dispositive motions on the issues before the bankruptcy court are to be filed on or before November 15, 2002, and a trial date has been set for January 20, 2003 to resolve those claims. We will not be required to assume or reject the contracts between us and Westmoreland Resources until all adversary proceedings are resolved.

        From the spring of 1996 through the spring of 2001, we were the environmental remediation contractor for the U.S. Army Corps of Engineers (the "Corps") with respect to remediation at the Tar Creek Superfund site at a former mining area in northeast Oklahoma. The Corps had contracted with the U.S. Environmental Protection Agency to remove lead contaminated soil in residential areas from more than 2,000 sites and replace it with clean fill material. In February 2000, various federal investigators working with the U.S. Attorney's Office for the Northern District of Oklahoma executed search warrants and seized our local project records. Allegations made at the time included claims that the project had falsified truck load tickets and had claimed compensation for more loads than actually were hauled, or had indicated that full loads had been hauled when partial loads actually were carried, as well as claims that the project had sought compensation for truckers and injured workers who were directed to remain at the job site, but not to work. The criminal investigation that relates to the execution of the search warrants remains pending. Through claims filed in our bankruptcy proceedings and conversations with lawyers from the Civil Division of the U.S. Department of Justice, we have learned that a qui tam lawsuit has been filed against us under the federal False Claims Act by private citizens alleging fraudulent or false claims by us for payments we received in connection with the Tar Creek remediation project. We believe that there was no wrongdoing by us or our employees at this project.

        Although the ultimate outcome of the matters discussed in the three preceding paragraphs cannot be predicted with certainty, we believe that the outcome of these actions, individually or collectively, will not have a material adverse impact on our financial position, results of operations or cash flows.

        In addition to the foregoing, there are other claims, lawsuits, disputes with third parties, investigations and administrative proceedings against us relating to matters in the ordinary course of our business activities that are not expected to have a material adverse effect on our financial position, results of operations or cash flows.

11.  CAPITAL STOCK, STOCK PURCHASE WARRANTS AND STOCK COMPENSATION PLAN

Capital stock

        Our emergence from bankruptcy in January 2002 resulted in the cancellation of all of our then-outstanding stock, stock options and stock purchase warrants and the issuance of new shares of stock, stock purchase warrants and stock options.

Stock purchase warrants

        At February 1, 2002, we had outstanding stock purchase warrants giving rights to acquire 8,520 shares of our New Common Stock, including warrants to purchase 3,086 shares at an exercise price of $28.50 per share, warrants to purchase 3,527 shares at an exercise price of $31.74 per share, and warrants to purchase 1,907 shares at an exercise price of $33.51 per share. All of these warrants expire on January 25, 2006. At February 1, 2002, all of these warrants were held by the distribution agent under our Plan of Reorganization for distribution to our former unsecured creditors.

Management option plan

        Specified members of management and designated employees were granted stock options pursuant to a management option plan. The management option plan provided for nonqualified stock option grants as of the Effective Date totaling 1,389 aggregate shares of the New Common Stock with a term of 10 years and a strike price of $24.00 per share. In addition, another 1,389 shares of the New Common Stock may be granted after the Effective Date at strike prices to be established by our board of directors.

        The chairman of our board of directors, Mr. Dennis R. Washington, was granted stock options to purchase shares of New Common Stock in three tranches. The first tranche expires five years after the Effective Date. The remaining tranches expire four years after the Effective Date. One-third of each tranche vested on the Effective Date, one-third of each tranche will vest on the first anniversary of the Effective Date and the final third of each tranche will vest on the second anniversary of the Effective Date. However, all options immediately vest if Mr. Washington is removed from his position as chairman for reasons other than death or disability or if we undergo a change of control. We also agreed with Mr. Washington that our amended certificate of incorporation and bylaws would permit his accumulation of up to 40% of the fully diluted shares of New Common Stock in open market or privately-negotiated transactions, including exercise of the stock options, and that we would take no action inconsistent with those provisions. The number of shares and respective strike prices for each tranche are as follows:

	Number of shares	Strike price per share
Tranche A	1,389	$24.00
Tranche B	882	$31.74
Tranche C	953	$33.84

Stockholder rights plan

        On June 21, 2002, our board of directors adopted a stockholder rights plan under which we will issue one right for each outstanding share of our common stock. The rights expire in 2012 unless they are earlier redeemed, exchanged or amended by the board of directors. The board also adopted a Three-Year Independent Director Evaluation ("TIDE") policy with respect to the plan. Under the TIDE policy, a committee comprised solely of independent directors will review the plan at least once every three years to determine whether to modify the plan in light of all relevant factors.

        The rights will initially trade together with our common stock and will not be exercisable until after 10 days from the earlier of a public announcement that a person or group has acquired beneficial ownership of 15% or more, with certain exceptions, of our common stock or the commencement of, or public announcement of an intent to commence, a tender or exchange offer which, if successful, would result in the offeror acquiring 15% or more of our common stock. Once exercisable, each right would separate from the common stock and be separately tradeable.

        If a person or group acquires 15% or more, with certain exceptions, of our common stock, or if we are acquired in a merger or other business combination, each right then exercisable would entitle its holder to purchase, at the exercise price of $125 per right, shares of our common stock, or the surviving company's stock if we are not the surviving company, with a market value equal to twice the right's exercise price.

        We may redeem the rights for $.01 per right until the rights become exercisable. We also may exchange each right for one share of common stock or an equivalent security until an acquiring person or group owns 50% or more of the outstanding common stock.

        The rights are not considered to be common stock equivalents because there is no indication that any event will occur that would cause them to become exercisable.

12.  FINANCIAL INSTRUMENTS

        The estimated fair values of financial instruments at February 1, 2002 were determined by us, using available market information and valuation methodologies believed to be appropriate. However, judgment is necessary in interpreting market data to develop the estimates of fair values. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.

        The carrying amounts and estimated fair values of certain financial instruments at February 1, 2002 were as follows:

	February 1, 2002
	Carrying amount	Fair value
Financial assets
Customer retentions	$33,822	$32,341
Financial liabilities
Subcontract retentions	17,164	16,412

        The fair value of other financial instruments, including those included in assets and liabilities held for sale, was comprised of (i) cash and cash equivalents, accounts receivable excluding customer retentions, unbilled receivables and accounts and subcontracts payable excluding retentions which approximate cost because of the immediate or short-term maturity, (ii) customer retentions, subcontract retentions and customer advances estimated by discounting expected cash flows at rates currently available to us for instruments with similar risks and maturities and (iii) long-term debt which approximates fair value due to frequent repricing at market rates.

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WASHINGTON GROUP INTERNATIONAL, INC. Consolidated Balance Sheet as of February 1, 2002
TABLE OF CONTENTS
INDEPENDENT AUDITORS' REPORT
WASHINGTON GROUP INTERNATIONAL, INC. CONSOLIDATED BALANCE SHEET (In thousands)
WASHINGTON GROUP INTERNATIONAL, INC. NOTES TO CONSOLIDATED BALANCE SHEET (In thousands)